Rule 424(b)(3)
                                                              File No. 333-83497


PRICING SUPPLEMENT NO. 2, DATED NOVEMBER 16, 2000
(To Prospectus dated August 20, 1999
and Prospectus Supplement dated October 14, 1999)

NATIONAL FUEL GAS COMPANY

(Medium-Term Notes, Series E)

Trade Date:  November 16, 2000

Principal Amount:  $200,000,000

Price to Public:  98.962%

Issue Date:  November 21, 2000 (the Notes will bear interest from November 21,
2000)

Maturity Date:  November 22, 2010

Interest Rate:  7.50%

Interest Payment Dates:  June 1 and December 1, commencing June 1, 2001

Proceeds to National:  $197,294,000

Redemption Terms:  Non-redeemable

Repayable at the option of holder:  Yes     No X
                                       ----   ---

        Repayment Date:   N/A

        Repayment Price:  N/A

        Election Period:  N/A

        Other Terms:      N/A

                                  UNDERWRITING

          The purchasers named below (Purchasers) have severally agreed, subject to the terms and conditions of a Terms Agreement, dated November 16, 2000 ("Terms Agreement"), to purchase from National the principal amount of Notes set forth opposite their respective names.

               Purchaser                           Principal Amount
               ---------                           ----------------

               Goldman, Sachs & Co.                $100,000,000
               ABM AMRO Incorporated               $ 50,000,000
               McDonald Investments Inc.,
                  a KeyCorp Company                $ 50,000,000
                                                   ------------
                              Total                $200,000,000

          Under the terms and conditions of the Terms Agreement, National has agreed that from the date of this Pricing Supplement through the Issue Date set forth above, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any debt securities of National having terms substantially similar to those of the Notes.


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